EXHIBIT 97

Effective November 9, 2023

MARTIN MARIETTA MATERIALS, INC.

EXECUTIVE CLAWBACK POLICY

The Board of Directors (the “Board”) of Martin Marietta Materials, Inc. (the “Company”) has adopted this Dodd-Frank Executive Clawback Policy (this “Policy”), effective as of November 9, 2023 (the “Effective Date”). The purpose of this Policy is to provide for the recoupment of certain incentive compensation pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in the manner required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder, and Section 303A.14 of the New York Stock Exchange Listed Company Manual (collectively, the “Dodd-Frank Rules”). Accordingly, this Policy shall be interpreted to be consistent with the Dodd-Frank Rules.

The terms of the Policy are as follows:

1.
The Policy applies to all current and former executive officers of the Company who are or were an “executive officer” of the Company as defined under the Dodd-Frank Rules, and, for the avoidance of doubt, includes any “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act (as designated from time to time by the Board or the Management Development and Compensation Committee of the Board (the “Committee”)) (each, a "Covered Officer," and collectively, the "Covered Officers”). The Policy will be administered by the Committee, which is composed entirely of independent directors, or in the absence of such committee, a majority of the independent directors serving on the Board (the “Administrator”). The Administrator has full and final authority to interpret and construe this Policy and to make all determinations under this Policy, in each case to the extent permitted under the Dodd-Frank Rules. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders and all Covered Officers. Any action or inaction by the Administrator with respect to a Covered Officer under this Policy in no way limits the Administrator’s actions or decisions not to act with respect to any other Covered Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Officer other than as set forth in this Policy. The Administrator may delegate ministerial administrative duties to one or more officers or employees of the Company (except where any recovery pursuant to this Policy is to be, or may be, carried out with respect to any such officer).
2.
Following a Restatement Date with respect to an Accounting Restatement, the Company, together with its Affiliates (collectively, the “Company Group”), shall recoup reasonably

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promptly from each affected Covered Officer, and each such Covered Officer shall reasonably promptly repay to the Company Group, all Erroneously Awarded Compensation with respect to such Accounting Restatement that had been Received by such Covered Officer, which recoupment and repayment shall be effected in the manner described below and as otherwise provided in this Policy. For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation under this Policy, and the Covered Officer’s obligation to make the required repayment, is not dependent on if or when restated financial statements are filed by the Company following the Restatement Date. The Administrator will provide each affected Covered Officer with a written notice stating the amount of the Erroneously Awarded Compensation, a demand for recoupment, and the means of recoupment that the Company will accept. The Administrator shall have discretion to determine the appropriate means of recoupment of Erroneously Awarded Compensation (based on the particular facts and circumstances, including but not limited to the cost and speed of recovery), which may include without limitation: (i) recoupment of cash or shares of Company stock, (ii) forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions), but only to the extent such unvested awards represent Erroneously Awarded Compensation, (iii) cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied), (iv) offset of other amounts owed to the Covered Officer or forfeiture of deferred compensation, (v) reduction of future compensation (but only to the extent such future compensation would have otherwise been earned), and (vi) any other remedial or recovery action permitted by law. The Company Group makes no guarantee as to the treatment of such amounts under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall have no liability with respect thereto; provided that the Company Group shall use reasonable efforts to eliminate or mitigate any adverse impact under Section 409A of the Code as a result of the implementation of this Policy, consistent with the requirements of the Dodd-Frank Rules. Except to the extent provided in Section 4 below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Officer’s obligations under this Policy; provided that, if any portion of the Erroneously Awarded Compensation was Received in the form of equity awards, and the Covered Officer continues to hold such equity awards or the underlying shares, then the Company Group may accept such equity awards or underlying shares in respect of such portion, regardless of their then-current value.
3.
To the extent that a Covered Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 2 above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recoup such Erroneously Awarded Compensation from the applicable Covered Officer. To the extent that a Covered Officer fails to comply with the

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Policy, the Administrator shall take (or direct the Company or one or more other members of the Company Group to take) such other actions as it determines to be appropriate.
4.
Notwithstanding anything herein to the contrary, the Company shall not be required to recoup Erroneously Awarded Compensation if any of the following conditions is met and the Administrator determines that recoupment would be impracticable:
(i)
The direct expense paid to a third party to assist in enforcing this Policy against a Covered Officer would exceed the amount to be recouped, after the Company has made a reasonable attempt to recoup the applicable Erroneously Awarded Compensation, documented such attempts, and provided such documentation to the New York Stock Exchange (the “NYSE”); or
(ii)
Recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.
“Erroneously Awarded Compensation” means, with respect to each Covered Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that would have been Received had it been determined based on the restated amounts, plus any other compensation that is computed based on, or otherwise attributable to, the foregoing amounts, in each case, computed without regard to any taxes paid. For Incentive-Based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement: (i) the amount to be repaid or returned shall be determined by the Administrator based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and (ii) the Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation to the NYSE, to the extent required under the Dodd-Frank Rules or other applicable law or listing standard.
6.
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

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7.
“Clawback Eligible Incentive Compensation” means all Incentive-Based Compensation Received by a Covered Officer (i) on or after October 2, 2023, (ii) after beginning service as a Covered Officer, (iii) if such individual served as a Covered Officer at any time during the applicable performance period relating to such Incentive-Based Compensation (whether or not such Covered Officer continued to serve as a Covered Officer upon or following the Restatement Date), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association and (v) during the Clawback Period.
8.
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of at least nine months shall count as a completed fiscal year).
9.
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. In addition, stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return), shall for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a measure need not be presented in the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”) in order to be considered a Financial Reporting Measure.
10.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include compensation that is not incentive based such as (i) base salary, (ii) discretionary bonuses not tied to any Financial Reporting Measure, (iii) cash awards tied solely to strategic measures or operational measures, and (iv) time-based equity awards not tied to any Financial Reporting Measure.
11.
“Received” means, with respect to any Incentive-Based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Covered Officer occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

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12.
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
13.
“Affiliate” means each entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
14.
This Policy will be applied in accordance with applicable laws, rules and regulations and will also require (and will not be deemed to limit) the recoupment of any compensation as mandated by applicable laws, rules and regulations, even if not expressly otherwise required herein. For the avoidance of doubt, any Erroneously Awarded Compensation Received by a Covered Officer that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Policy.
15.
For the avoidance of doubt, any action by the Company to recover Erroneously Awarded Compensation from a Covered Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Covered Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Officer is party.
16.
The Committee is delegated the authority to, and may from time to time, amend this Policy in its discretion, including to comply with (or maintain an exemption from the application of) Section 409A of the Code or as and when it determines that it is legally required to do so by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
17.
This Policy shall be binding and enforceable against all Covered Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Board intends that this Policy will be applied to the fullest extent required by applicable law and the Dodd-Frank Rules. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement (the “Separate Clawback Rights”). Notwithstanding the foregoing, there

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shall be no duplication of recovery of the same Erroneously Awarded Compensation under this Policy and the Separate Clawback Rights, unless required by applicable law.
18.
The Company shall not be permitted to insure or indemnify any Covered Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to a Covered Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
19.
This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of North Carolina, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined in the state and federal courts located in Wake County, North Carolina and each Covered Officer irrevocably consents and submits to the personal jurisdiction of any such court and waives any objection to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in Wake County, North Carolina, including any claims relating to the alleged inconvenience of such forum, and further agrees that the Company Group has the right to bring a legal action against the Covered Officer in a state or federal court that has jurisdiction over such Covered Officer. The foregoing shall not limit the rights of the Company Group to obtain execution of judgment in any other jurisdiction.
20.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
21.
Except as provided by the Dodd-Frank Rules or other applicable SEC or NYSE regulations or rules, and in addition to any other changes to the Company’s financial statements that, to the extent permitted by this Policy, are determined by the Administrator not to be an Accounting Restatement, none of the following types of changes to the Company’s financial statements shall, in and of itself, constitute an Accounting Restatement for purposes of this Policy:
o
Retrospective application of a change in accounting principle;
o
Retrospective revision to reportable segment information due to a change in the structure of an issuer’s internal organization;
o
Retrospective reclassification due to a discontinued operation;

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o
Retrospective application of a change in reporting entity, such as from a reorganization of entities under common control;
o
Retrospective adjustment to provisional amounts in connection with a prior business combination if the Company applies International Financial Reporting Standards; or
o
Retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.